UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

Lyondell Chemical Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a communication from Edward J. Dineen, Senior Vice President, Chemicals and Polymers of Lyondell Chemical Company, posted on Lyondell's internal website to all employees.

To:                 All Employees

From:             Ed Dineen, Integration Project Team Co-Manager

Subject:         Sept 6 integration planning update

The process of integration planning continues, and the various Lyondell / Basell teams are making steady progress in planning for the merger of our companies.  As we reported last month, a number of functional teams are now meeting on a regular basis to identify issues and opportunities, explore potential synergies, and prepare integration options and recommendations for the Steering Team’s consideration.

In late August, the Steering Team comprising Dan Smith and Morris Gelb, Volker Trautz and Alan Bigman of Basell, and Phil Kassin of Access met in Houston over the course of several days. Among their topics of discussion were:
o	Defining a common vision and the common beliefs that will guide the new company;
o	Identifying the strengths of our cultures and the many attributes they have in common;
o	Recognizing the current differences in our cultures and the process we’ll use to work through them;
o	High-level organizational concepts;
o	Defining critical steps and milestones for getting to close; and,
o	The process we’ll use for naming the new company.

In the next few weeks, employees of both companies around the world will be invited to participate in the naming process and to submit their ideas for naming the combined company that soon will be an even greater global leader in chemicals, plastics and fuels. You can look forward to more information coming soon on ION.

As the Steering Team makes important decisions about organizational structure, compensation philosophy, company name, etc., you can be assured that we will keep you informed. In the meantime, please remember that this process will take time, and we all need to stay focused on the safe performance of our jobs.

If you have questions, please dialog with your supervisor and continue to submit questions to the “questions” mailbox.  We’ve received only a few new questions in recent weeks, but you’ll find a brief Q&A below.

From the “Questions” mailbox (for U.S. Employees)

Q.	Once Lyondell stock is converted to cash, is it possible to have any outstanding loans in the 401(k) plan automatically paid off?
A.	No. For current employees, the plan only allows loan repayments by payroll deduction and full repayment by check.

Q.	Why was it not put into the merger agreement that we get our retirement in a lump sum pay-out when the executives are getting benefits paid out to them?
A.
There are two types of benefits – “qualified” and “non-qualified.” Qualified benefits include the pension and 401(k) plans in which all our employees, including executives, participate. For qualified plans, there are specific legal requirements that govern when payouts can occur. By law, employees cannot receive distributions from qualified plans while employed by the plan's sponsor. Our pension and 401(k) plans’ sponsor remains unchanged due to the transaction, so no payout will occur.

Non-qualified plans do not have the same payment restrictions and they are not funded until a change of control event, so they are allowed to provide for payout in the case of a change in control.

All employees’ benefits are paid in accordance with the plan documents, whether qualified or non-qualified. Our plan documents for several of the non-qualified plans provide for payment on a change of control; the qualified plans do not. The executives, like all other employees in the qualified pension plan, will not receive payment from any of the qualified plans as a result of the transaction.

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company has filed a preliminary proxy statement and plans to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement.  STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE EACH CONTAINS IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s preliminary proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and will be included in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.